Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-174741) and Form S-8 (No. 333-146648 and No. 333-188676) of Rex Energy Corporation of information relating to our report setting forth the estimates of revenues from the oil and gas reserves of Rex Energy Corporation as of December 31, 2013, and to inclusion of our summary report, in the form and context in which it appears, in the Annual Report on Form 10-K of Rex Energy Corporation for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission on or about March 3, 2014, including our summary report set forth in Exhibit 99.1 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. CARTER HENSON, JR.

Name: J. Carter Henson, Jr., P.E. Title: Senior Vice President

Houston, Texas

March 3, 2014